EXHIBIT 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of Teva Pharmaceutical Industries Limited, a corporation organized under the laws of Israel, hereby constitutes and appoints Shlomo Yanai, William S. Marth and Eyal Desheh, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and deliver with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (i) this Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 and any and all subsequent amendments (including post-effective amendments) to such registration statement on Form F-3, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, (iii) any exhibits to any such registration statement, amendment or post-effective amendment or (iv) any and all applications and other documents in connection with any such registration statement, amendment or post-effective amendment, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Teva Pharmaceutical Industries Limited and the other registrants to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title(s)	Date

Amir Elstein	Director	August , 2011

/s/ Chaim Hurvitz Chaim Hurvitz	Director	August 25, 2011

/s/ Elon Kohlberg Elon Kohlberg	Director	August 25, 2011

/s/ Ory Slonim Ory Slonim	Director	August 25, 2011

/s/ Dan S. Suesskind Dan S. Suesskind	Director	August 25, 2011

/s/ Erez Vigodman Erez Vigodman	Director	August 25, 2011